Exhibit 10.3

October [_], 2023

[INVESTOR NAME]

[ADDRESS]

[ADDRESS]

Attn:[____ ]

Re:         WiSA Technologies, Inc.

Reference is made to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of October [__], 2023, by and between you and WiSA Technologies, Inc. (the “Company”) entered into in connection with the offering by the Company pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-274331), as amended (such offering, the “Offering”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

As we have previously advised you, the Company is contemplating strategic transactions. In anticipation of ideally consummating one of the strategic opportunities being considered, the Company is eager to clean up its capital structure and in particular remove warrants containing provisions that may create so called derivative liability accounting treatment or have fundamental transaction protection provisions that might be triggered on such a transaction. Therefore, in connection with the entry by you into the Purchase Agreement related to the Offering, for which the gross proceeds therefrom are expected to exceed $2.5 million, and pursuant to this Letter Agreement (this “Agreement”), the Company hereby offers to use 50% of the Unit Subscription Amount paid by you pursuant to the Purchase Agreement, to repurchase certain outstanding common stock purchase warrants of the Company held by you, set forth on Exhibit A hereto (the “Existing Warrants”), at a price of $0.50 per Existing Warrant. The Existing Warrants will be purchased on a pro rata basis as set forth on Exhibit A.

This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of New York, (b) is for the exclusive benefit of the parties hereto and constitutes the entire agreement of such parties, (c) may be modified, waived or assigned only in writing, and (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

[Signature Page Follows]

If you wish to have your Existing Warrants repurchased pursuant to this Letter Agreement, kindly confirm your agreement with the above by signing in the space indicated below and by returning a partially executed copy of this letter to the undersigned, which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

WISA TECHNOLOGIES, INC.

By:
	Name:	Brett Moyer
	Title:	Chief Executive Officer

AGREED AND ACCEPTED:

[INVESTOR]

By:
Name:
Title:

EXHIBIT A

Name of Holder: [INVESTOR]

Unit Subscription Amount: ________________

Aggregate Repurchase Price: _________________

Existing Warrant Date of Issuance	Existing Warrant Exercise Price	Number of Existing Warrant Shares Currently Outstanding	Number of Existing Warrant Shares to be Repurchased	Aggregate Purchase Price paid to Repurchase Existing Warrants
March 29, 2023	$1.91
May 17, 2023	$1.33
July 28, 2023	$1.29